Exhibit 99.1

BERKSHIRE HILLS TO ACQUIRE FIRST CHOICE BANK

Conference call scheduled for 10:00 a.m. ET June 27, 2016

PITTSFIELD, MA AND LAWRENCEVILLE, NJ — June 27, 2016 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) and First Choice Bank (Private; “First Choice”) today announced that they have signed a definitive merger agreement under which First Choice Bank will merge into Berkshire Bank and its subsidiary, First Choice Loan Services Inc., will become a subsidiary of Berkshire Bank in an all-stock transaction valued at approximately $111.7 million.

Berkshire’s total assets will increase to $8.9 billion including the $1.1 billion in acquired First Choice assets.  This market-expanding merger provides entry into attractive markets with strong demographics, and includes six branches near Princeton, New Jersey and two in the greater Philadelphia, Pennsylvania area.  First Choice reported $436 million in net loans (excluding loans held for sale) and $906 million in deposits as of March 31, 2016.  First Choice Bank is the second largest community bank by deposit market share in Mercer County, New Jersey, an area with per capita income well above national and regional averages.  First Choice Loan Services is a leading residential retail and consumer direct mortgage originator serving borrowers across the United States.  Total mortgage production in 2015 was $2.5 billion.

Berkshire will have a pro forma market cap of approximately $905 million and 101 branches, serving customers and communities across the Northeast.

“We are pleased to welcome First Choice customers and employees to America’s Most Exciting Bank®,” said Michael P. Daly, Chief Executive Officer of Berkshire.  “This partnership builds on Berkshire’s commitment to create a strong regional platform for serving our customers, while diversifying our revenue streams, improving profitability and increasing shareholder value.  The First Choice franchise builds on markets where we presently manage commercial relationships, and adds a well-positioned deposit base, a best in class home lending operation and enthusiastic new teams that complement our current culture.  After integration, the transaction is expected to be accretive to Berkshire’s earnings per share, return on equity and return on assets, liquidity and capital.  We have a strong track record of execution and our collective teams are positioned to complete this integration flawlessly.”

William J. Ryan, Berkshire’s Chairman of the Board, echoed Mr. Daly’s sentiments, saying “This is the kind of financial and strategic deal that really drives a bank forward.  It’s complementary to our strategic initiatives, a solid cultural fit, and a well-executed deal with meaningful financial accretion.  The continued diversification of revenue streams is a natural next step in the evolution of Berkshire.  The ability to anticipate and adapt to opportunities is the sign of a good management team and this foresight will reward shareholders.”

Martin Tuchman, First Choice’s Chairman of the Board, commented, “We’re pleased to announce this combination with Berkshire and believe our customers, community and employees will benefit greatly from this transaction.  We believe Berkshire fits both the culture of our bank and our expanding mortgage operation.  Their product suite and commitment to service will enable the combined company to better compete in this growing marketplace.  With Berkshire’s attractive stock, I’m pleased to be a shareholder going forward, and our bank employees and mortgage lending group look forward to joining the Berkshire team.”

TRANSACTION SUMMARY

Following are selected terms and metrics associated with the transaction based upon current projections:

•                  Total transaction value:  $111.7 million

•                  Price to March 31, 2016 book value:  108%

•                  Price to March 31, 2016 tangible book value:  109%

•                  Tangible book value dilution of $0.13 or 0.7% with expected 1.25 year earn-back period using the Crossover Method and 1.3 years using the Simple Method

•                  Anticipated to be 4.3% accretive to earnings in 2017 before transaction costs

•                  Core deposit premium:  1.4%

•                  Targeted cost saves: 17%

TERMS OF THE AGREEMENT

Under the terms of the merger agreement, each outstanding share of First Choice common stock, (including First Choice preferred stock, which will be treated as if it were exchanged to First Choice common stock prior to completing the transaction), will be exchanged for 0.5773 shares of Berkshire Hills common stock.  Immediately prior to closing the merger, First Choice may pay a per share dividend of up to 35% of any core earnings above and beyond a $14.22 tangible book value per share.

LEADERSHIP

After the transaction is completed, First Choice Bank’s Chairman of the Board, Martin Tuchman along with board member, Munish Sood, will serve as advisors to Berkshire and liaisons to the local community.  Key senior executives from First Choice Loan Services have executed retention agreements and will remain with First Choice Loan Services as a subsidiary of Berkshire Bank in continuing leadership roles.

APPROVALS

The transaction is intended to qualify as a tax-free reorganization for federal income tax purposes, and as a result, the shares of First Choice common stock exchanged for shares of Berkshire common stock are expected to be transferred on a tax-free basis.  The definitive agreement has been approved by the unanimous votes of the Boards of Directors of both companies.

Consummation of the agreement is subject to the approval of First Choice’s shareholders, as well as state and federal regulatory agencies.  The merger is targeted to be completed in the fourth quarter of 2016.

ADVISORS

Berkshire Hills was advised by Sandler O’Neill & Partners, L.P. and legal counsel was provided by Luse Gorman, PC First Choice was advised by Houlihan Lokey, the Ambassador Financial Group provided a fairness opinion, and legal counsel was provided by Pepper Hamilton LLP.

INVESTOR PRESENTATION AND CONFERENCE CALL

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Monday, June 27, 2016 to discuss the acquisition of First Choice. Participants should pre-register for the conference call using the following link: dpregister.com/10088621.

Participants may also reach the registration link and access the webcast by logging in through the investor section of Berkshire’s website at ir.berkshirebank.com. Those parties who do not have internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 1-844-792-3726 and asking the Operator to join the Berkshire Hills Bancorp (BHLB) call. The recorded webcast will be available on Berkshire’s website for an extended period of time.

A copy of the investor presentation will be made available prior to the call on Berkshire’s website (ir.berkshirebank.com).

ABOUT BERKSHIRE HILLS

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The Company, recognized for its entrepreneurial approach and distinctive culture, has approximately $7.8 billion in assets and 93 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.  For more information, visit www.berkshirebank.com.

ABOUT FIRST CHOICE

First Choice Bank is a commercial Bank chartered in New Jersey and commenced operations in 2007. The Bank provides financial services primarily to Mercer County and surrounding New Jersey counties and also Bucks County in Pennsylvania. The Bank maintains its principal office and a branch in Lawrenceville, New Jersey, and has eight full service locations. For more information, visit www.firstchoice-bank.com.

Headquartered in East Brunswick, New Jersey, First Choice Loan Services Inc. is a wholly owned subsidiary of First Choice Bank. With 12 loan production offices across 6 states and over 500 employees, First Choice Loan Services Inc. offers FHA and VA programs, Jumbo loans, fixed and adjustable rate loans, and refinancing and renovation programs.

For more information, visit www.firstchoice-bank.com.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed merger of Berkshire Bank and First Choice. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Berkshire Bank and First Choice, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire and First Choice are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Berkshire files with the Securities and Exchange Commission.

NON-GAAP FINANCIAL MEASURES

This document references non-GAAP financial measures incorporating tangible equity and related measures, as well as core deposits.  These measures are commonly used by investors in evaluating business combinations and financial condition.

The calculation of tangible book value dilution includes transaction costs related to the business combination, including professional fees, severance, contract terminations, systems conversion costs, and other one-time costs of the transaction.  These costs are subtracted from equity as if they are all recorded by Berkshire at the time the merger is completed.  These adjustments are stated net of a tax benefit based on the estimated tax deductibility of the projected costs.

Transaction costs are not included in references related to earnings, including references to earnings accretion, the payback period for dilution to tangible book value, and cost save estimates.  The Company estimates that transaction costs will total $14 million after tax.  It is presently undetermined as to which of these transactions costs will be recorded by Berkshire and which will be recorded by First Choice Bank.  Accordingly, the Company is presently unable to estimate GAAP earnings related measures.

Non-GAAP measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Berkshire will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a Proxy Statement of First Choice and a Prospectus of Berkshire, as well as other relevant documents concerning the proposed merger. Investors and stockholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Registration Statement and Proxy Statement/Prospectus, as well as other filings containing information about Berkshire and First Choice, when they become available, may be obtained at the SEC’s Internet site (www.sec.gov). Copies of the Registration Statement and Proxy Statement/Prospectus (when they become available) and the filings that will be incorporated by reference therein may also be obtained, free of charge, from Berkshire’s website at ir.berkshirebank.com or by contacting Berkshire Investor Relations at 413-236-3149  or by contacting Lisa Tuccillo at First Choice at 609-503-4828.

PARTICIPANTS IN SOLICITATION

Berkshire and First Choice and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of First Choice in connection with the proposed merger. Information about the directors and executive officers of Berkshire is set forth in the proxy statement for Berkshire’s 2016 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on March 24, 2016. Information about the directors and executive officers of First Choice will be set forth in the Proxy Statement/Prospectus.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and a description of their direct and indirect interests, by security holdings or otherwise, may be obtained by reading the Proxy Statement/Prospectus and other relevant documents regarding the proposed merger to be filed with the SEC (when they become available). Free copies of these documents may be obtained as described in the preceding paragraph.

CONTACTS

Berkshire Hills Bancorp, Inc.:  Allison O’Rourke, Executive Vice President, Investor Relations

Telephone: 413-236-3194

First Choice Bank:  Lisa Tuccillo, Executive Vice President, Corporate Secretary

Telephone:  609-503-4828